Exhibit 4.6

SHAREHOLDER’S VOTING RIGHTS AGREEMENT

DATED

February 19, 2021

SHAREHOLDER’S VOTING RIGHTS AGREEMENT

THIS SHAREHOLDER’S VOTING RIGHTS AGREEMENT (this “Agreement”) is made in Beijing on February 19, 2021(“Execution Date”)

BY AND AMONG:

(1)   Beijing Tuniu Technology Co., Ltd. ( “Wholly-owned Company”);

Registered Address: Room 1006, 10th Floor, Building 4, Yard 1, Shangdi 10th Street, Haidian District, Beijing

Legal Representative: Yu Dunde

(2)  Yu Dunde;

Domicile: ***

ID number: ***

(3)   Chen Anqiang (together with Yu Dunde, each a "Existing Shareholder" and collectively “Existing Shareholders”); and

Domicile: ***

ID number: ***

(4)   Nanjing Tuniu Technology Co., Ltd. (“Company”)

Registered Address: 3rd to 5th Floor, Building 6, Dongda Science Park, No.6 Changjiang Back Street, Xuanwu District, Nanjing City

Legal Representative: Yu Dunde

In this Agreement, the aforementioned parties are referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1.   The Existing Shareholders are the shareholders of the Company as of the Execution Date, holding 100% of the equity interest in the Company.

2.   Each of the Existing Shareholders intends to entrust the Wholly-owned Company or the individual designated by it with the exercise of its voting rights and decision-making rights in the Company, and the Wholly-owned Company intends to accept such entrustment. Each of the Existing Shareholders also consents to such entrust from the other Existing Shareholder.

NOW, THEREFORE, upon consensus through consultation, the Parties agree as follows:

ARTICLE I          VOTING RIGHTS ENTRUSTMENT

1.1    The Existing Shareholders hereby irrevocably undertake to execute a irrevocable powers of attorney in the form and substance of Schedule 1 hereto upon execution of this Agreement whereby it shall authorize the Wholly-owned Company or the individual designated by it (“Proxy”) to exercise, on its behalf, the following rights available to it in its capacity as shareholder of the Company under the then effective articles of association of the Company (collectively, “Proxy Rights”):

(a)     to propose to convene and attend shareholders’ meeting as the Proxy of each Existing Shareholders in accordance with the Articles of Association of the Company;

(b)     to exercise voting rights and decision-making rights on behalf of the Existing Shareholders on all matters required to be resolved by the shareholder, including, without limitation, the appointment and designation of the directors and other officers to be appointed and removed by the shareholders;

(c)      to exercise other shareholder’s voting rights under the articles of association of the Company (inclusive of any other shareholder’s voting rights arising after an amendment to such articles of association); and

(d)     when the Existing Shareholders transfer the equity interest held by it in the Company according to the Purchase Option Agreement executed by it on the same day as the Execution Date, to execute, on behalf of the Existing Shareholders, relevant equity transfer agreement, resolutions of shareholders and other relevant documents and complete the governmental approval, registration and filing procedures as required for such transfer.

1.2    The Proxy shall, acting with care and diligence, lawfully fulfill the entrusted duties within the scope of authorization hereunder; the Existing Shareholders acknowledge, and assume liability for, any legal consequences arising out of the exercise by the Proxy of the foregoing Proxy Rights.

1.3    The Existing Shareholders hereby acknowledge that the Proxy will not be required to solicit the opinions of the Existing Shareholders when exercising the foregoing Proxy Rights, provided that the Proxy shall promptly inform the Existing Shareholders (on an ex-post basis) of all resolutions adopted by the shareholder and the proposal for an interim shareholders' meeting.

ARTICLE II        RIGHT TO INFORMATION

2         For the purposes of the exercise of the Proxy Rights hereunder, the Proxy shall have the right to be informed of the operations, business, customers, finances, employees and other matters of the Company and to access relevant documents of the Company; the Company and the Existing Shareholders shall provide full cooperation with respect thereto.

ARTICLE III      EXERCISE OF PROXY RIGHTS

3.1      The Existing Shareholders shall provide full assistance with respect to the exercise by the Proxy of the Proxy Rights, including, where necessary (e.g., in order to meet the document submission requirements in connection with governmental authority approval, registration and filing), executing the shareholder’s resolutions adopted by the Proxy or other relevant legal documents.

3.2      If at any time during the term hereof, the grant or exercise of the Proxy Rights hereunder cannot be realized for any reason (other than a breach by the Existing Shareholders or the Company), the Parties shall immediately seek an alternative scheme closest possible to the unrealizable provisions and shall, to the extent necessary, enter into a supplementary agreement to amend or modify the terms hereof so that the purpose of this Agreement may continue to be achieved.

ARTICLE IV      RELEASE OF LIABILITY AND INDEMNIFICATION

4.1      The Parties acknowledge that in no event shall the Wholly-owned Company be required to bear any liability or provide any economic or other compensation to the other Parties or to any third party in connection with the exercise of the Proxy Rights hereunder by itself or the individual(s) designated by it.

4.2      The Existing Shareholders and the Company agree to indemnify and hold the Wholly-owned Company harmless against any and all losses suffered or likely to be suffered by it as a result of the exercise of the Proxy Rights, including, without limitation, any losses arising out of any suit, recourse, arbitration, demand for compensation or claims brought by any third party against it or any administrative investigation or sanction by any governmental authorities, but exclusive of any losses arising out of any willful misconduct or gross negligence of the Proxy.

ARTICLE V        REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.1       The Existing Shareholders hereby, severally and jointly, represent and warrant that:

(a)       Each of the Existing Shareholders is a Chinese citizen with full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

(b)       The Company is a limited liability company duly registered and lawfully existing under the PRC laws with independent legal personality; and has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

(c)        it has full power and authority to execute, deliver and perform this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by the Existing Shareholders and will constitute its legal and binding obligations enforceable against them in accordance with its terms.

(d)        Each of the Existing Shareholders is a legal owner of record of the Company as of the time of effectiveness of this Agreement; other than the rights created under this Agreement and the Equity Pledge Agreement and the PurchaseOption Agreement by and among the Existing Shareholders and the Wholly-owned Company, the Proxy Rights are free from any third party rights. In accordance with this Agreement, the Proxy may fully and completely exercise the Proxy Rights under the then effective articles of association of the Company.

(e)        Without the consent of the Wholly-owned Company, the Existing Shareholders shall not take any measures to propose, take initiative or request to amend, modify, terminate or otherwise alter the articles of association of the Company.

5.2         The Existing Shareholders hereby, severally and jointly, undertake to the Wholly-owned Company on an irrevocable basis that, once it knows or should have known any possible transfer of the equity interest held by it in the Company to any third parties other than the Wholly-owned Company or any individual or entity designated by it as a result of applicable laws or any judgment or award rendered by a court or arbitral body or for any other reasons, it shall notify the Wholly-owned Company immediately and without delay.

5.3         The Wholly-owned Company and the Company hereby severally but not jointly represent and warrant that:

(a)       They are each a limited liability company duly registered and lawfully existing under the PRC laws with independent legal personality, have full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party;

(b)       They each have full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by them in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder.

5.4          The Company further represents and warrants that:

(a)       The Existing Shareholders are the legal owners of record of the Company as of the time of effectiveness of this Agreement; other than the rights created under this Agreement and the Equity Pledge Agreement and the PurchaseOption Agreement by and among the Existing Shareholders, the Company and the Wholly-owned Company, the Proxy Rights are free from any third party rights. In accordance with this Agreement, the Proxy may fully and completely exercise the Proxy Rights under the then effective articles of association of the Company.

5.5      The Company hereby irrevocably undertakes to the Wholly-owned Company that, once it knows or should have known any possible transfer of the equity interest held by any Existing Shareholders in the Company to any third parties other than the Wholly-owned Company or any individual or entity designated by it as a result of applicable laws or any judgment or award rendered by a court or arbitral body or any other reasons, it shall notify the Wholly-owned Company immediately and without any delay.

ARTICLE VI      TERM OF AGREEMENT

6.1       This Agreement shall be formed and effective as from the date when it is duly executed by the Parties, and shall remain in full force and effect for the duration of each Existing Shareholder's shareholding in the Company.

ARTICLE VII     NOTICES

7.1       Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Parties.

7.2       Such notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or email; or upon delivery if delivered in person; or two (2) days after posting if delivered by mail.

ARTICLE VIII   CONFIDENTIALITY OBLIGATIONS

8.1       Irrespective of whether this Agreement has been terminated, each of the Parties shall maintain in strict confidence the business secrets, proprietary information, customer information and all other information of a confidential nature of the other Parties coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the Party disclosing the Confidential Information or where disclosure to a third party is mandated by relevant laws or regulations or by the rules of the place of listing of an affiliate of a Party, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

8.2      The Parties acknowledge that the following information shall not constitute the Confidential Information:

(a)        any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)        any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)        any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

8.3        A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals, provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall assume any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

8.4        Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by any termination of this Agreement.

ARTICLE IX      LIABILITY FOR DEFAULT

9.1        The Parties agree and acknowledge that if any Party (“Defaulting Party”) substantially breaches any provision hereunder, or substantially fails to perform or substantially delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (“Default”) and that in such event, any of the non-defaulting Parties (“Non-Defaulting Party”) shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time or within ten (10) days after the Non-Defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, then:

(a)        If either of the Existing Shareholders or the Company is the Defaulting Party, the Wholly-owned Company shall be entitled to terminate this Agreement and demand the Defaulting Party to indemnify for damage;

(b)        If the Wholly-owned Company is the Defaulting Party, the Non-Defaulting Party shall be entitled to demand the Defaulting Party to indemnify for damage, provided that unless otherwise mandatorily stipulated by law, the Non-Defaulting Party shall in no event be entitled to terminate or revoke this Agreement.

For the purpose of this Section 9.1, the Company and the Existing Shareholders further acknowledge and agree that their breach of Article V hereof shall constitute their material breach of this Agreement.

9.2        Notwithstanding any other provisions of this Agreement, the validity of this article shall not be affected by any suspension or termination of this Agreement.

ARTICLE X        MISCELLANEOUS

10.1      This Agreement is made in Chinese in five (5) originals, of which one (1) copy shall be held by the Company, one (1) copy shall be used for governmental approval/registration purposes and the remaining copies shall be kept by the Wholly-owned Company.

10.2      The entry into, effectiveness and interpretation of, and resolution of disputes under, this Agreement shall be governed by the PRC laws.

10.3      Dispute Resolution

(a)   All disputes arising out of or in connection with this Agreement shall be first settled by the relevant Parties through amiable consultations; if such Parties fail to resolve the dispute through consultations, the dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to CIETAC arbitration rules in effect at the time of applying for arbitration. The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on the relevant Parties. Except as otherwise required by the arbitration award, the arbitration fees shall be borne by the losing party. The losing party shall also indemnify for the attorneys’ fee and other expenses incurred by the winning party.

(b)   Pending the resolution of such dispute, the Parties shall continue to perform the remaining provisions of this Agreement other than the disputed matters.

10.4     No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with law or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

10.5     No failure or delay by a Party in exercising any right, power or remedy under this Agreement or laws (“Party’s Rights”) shall result in a waiver of such rights; and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

10.6    The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

10.7     Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

10.8     Once executed, this Agreement shall replace any other legal documents previously entered into by the Parties in respect of the same subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing. Except for the transfer of rights hereunder by the Wholly-owned Company according to Section 10.9 hereof, such amendments or supplements shall become effective only if they are duly signed by the Parties hereto.

10.9     Without prior written consent of the Wholly-owned Company, the other Parties shall not assign any of their rights and/or obligations hereunder to any third party. The other Parties agree that the Wholly-owned Company shall have the right to unilaterally transfer any right and/or obligation hereunder to any third party without written consent of the other Parties, provided that a written notification to this effect shall be sent to the other Parties.

10.10  This Agreement shall be binding upon the legal assignees or successors of the Parties. The Existing Shareholders warrant to the Wholly-owned Company that it has made all appropriate arrangements and executed all necessary documents to ensure that, in the event of his death, incapacity, bankruptcy, divorce or occurrence of other circumstances that might affect exercise of its shareholder rights, its legal assignee, successor, heir, devisee, guardian and executor, creditor, spouses and other persons that might consequently acquire the equity interest in or relevant rights of the Company cannot affect or impede the performance of this Agreement. For this purpose, (i) the Existing Shareholders shall, and the Existing Shareholders and Company shall cause the spouses of the Existing Shareholders to, promptly execute a marital property agreement in such form and content satisfactory to the Wholly-owned Company as required by the Wholly-owned Company after the Execution Date; and (ii) the Existing Shareholders and the Company shall promptly sign all other documents and take all other actions (including, without limitation, notarization of this Agreement) as required by the Wholly-owned Company.

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This Agreement in executed by the parties on the date first mentioned above.

Beijing Tuniu Technology Co., Ltd.

/s/ Yu Dunde
Name: YU Dunde
Title: Legal Representative

YU Dunde
/s/ Yu Dunde

CHEN Anqiang
/s/ Chen Anqiang

Nanjing Tuniu Technology Co., Ltd.

/s/ Yu Dunde
Name: YU Dunde
Title: Legal Representative

[Signature page to Shareholder’S Voting Rights Agreement]

SCHEDULE 1

IRREVOCABLE POWERS OF ATTORNEY

THIS IRREVOCABLE POWERS OF ATTORNEY (this “Letter”), executed by _____( ID Card No.: _______) as of ________, is being issued in favor of [        ] (ID Card No.: _______) (“Proxy”).

We hereby grant to the Proxy a general proxy, authorizing the Proxy to exercise, as our proxy and on our behalf, the following rights enjoyed by us in our capacity as the shareholders of Nanjing Tuniu Technology Co., Ltd. (“Company”):

(i)           to propose to convene and attend the shareholders’ meeting as our Proxy in accordance with the Articles of Association of the Company;

(ii)          to exercise, as our proxy, voting rights on all matters deliberated and resolved at the shareholders’ meeting, including, without limitation, the appointment and designation of the directors and other officers to be appointed or removed by the shareholders’ meeting;

(iii)         to exercise, as our proxy, other shareholder’s voting rights under the articles of association of the Company (inclusive of any other shareholder’s voting rights arising after an amendment to such articles of association); and

(iv)         when the Proxy, in the capacity of our proxy, transfers the equity interest held by us in the Company according to the Purchase Option Agreement executed on the same day as the Execution Date, to execute relevant equity transfer agreement and other relevant documents, and complete the governmental approval, registration and filing procedures as required for such transfer.

We hereby irrevocably confirm that unless the Wholly-owned Company has issued an instruction requesting the replacement of the Proxy, this Letter shall remain valid until the expiry or early termination of the Shareholder’s Voting Rights Agreement, dated_________, by the Wholly-owned Company, the Company and the Existing Shareholders of the Company.

This Letter is hereby issued.

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Schedule 1 to Shareholder’s Voting Rights Agreement

Name of Shareholder:

Date:

Schedule 1 to Shareholder’s Voting Rights Agreement